Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018
Diluted earnings per share	$0.93	$0.79
Net Income	$2,540,000	$2,164,000
Return on average common equity	13.20%	12.33%
Return on average assets	1.41%	1.25%

Millersburg, Ohio – April 16, 2019 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2019 net income of $2,540,000, or $.93 per basic and diluted share, as compared to $2,164,000, or $.79 per basic and diluted share, for the same period in 2018. Income before federal income tax amounted to $3.2 million, an increase of 18% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 13.20% and 1.41%, respectively, compared with 12.33% and 1.25% for the first quarter of 2018.

Eddie Steiner, President and CEO stated, “First quarter earnings were favorably impacted by increased margins, particularly with increased yields on adjustable rate loans outpacing higher rates of interest paid on deposits during the quarter. With the Federal Reserve’s announced “pause” in its rate hikes and our expectation for continued strong competition for deposits, we believe our margin expansion may have peaked for the current cycle after rising in each of the past seven consecutive quarters.”

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $8.3 million during the quarter, a 9% increase from the prior-year first quarter. Net interest income increased $622 thousand, or 10%, in the first quarter of 2019 compared to the same period in 2018.

Loan interest income including fees increased $932 thousand during first quarter 2019 as compared to the same quarter in 2018, an increase of 15%. Average total loan balances during the current quarter were $23 million higher than the year ago quarter, an increase of 4%. Loan yields for first quarter 2019 averaged 5.21%, an increase of 48 basis points from the 2018 first quarter average of 4.73%.

The net interest margin was 4.16% compared to 3.95% for first quarter 2018. The tax equivalency effect on the margin dropped to 0.02% from 0.03% a result of the reduction in tax exempt loans and securities in 2019.

Noninterest income increased by $79 thousand, or 7%, in the first quarter of 2019 compared to 2018. The increase reflects growth in debit card fee income, service charges on deposit accounts, and trust and brokerage income.

Noninterest expense amounted to $4.8 million during the quarter, an increase of $254 thousand, or 6%, from first quarter 2018. Salary and employee benefit costs increased $205 thousand, or 8%, compared to the prior year quarter, as a result of higher wage and 401k retirement expenses. Professional and director’s fees increased by $28 thousand, or 9%, reflecting third party costs of the company’s commitment to improve its network infrastructure. Debit card expense increased by $11 thousand, or 9%, on a quarter over quarter basis primarily on expanded usage. The Company’s first quarter efficiency ratio was 57.7% as compared to 59.5% for the same quarter in the prior year.

Federal income tax provision was a $619 thousand expense in first quarter 2019, as compared to $509 thousand tax expense provision for the same quarter in 2018. The effective tax rate increased from 19% to 20% a result of decreased nontaxable income in 2019.

Average total assets during the quarter amounted to $730 million, an increase of $30 million, or 4%, above the same quarter of the prior year. Average loan balances of $550 million increased $23 million, or 4%, from the prior year first quarter while average securities balances of $110 million decreased $14 million, or 11%, as compared to first quarter 2018.

Average commercial loan balances for the quarter, including commercial real estate, increased $9 million, or 3%, from prior year levels. Average residential mortgage balances increased $9 million, or 8%, over the prior year’s quarter. Average consumer credit balances increased $3 million, or 18%, versus the same quarter of the prior year.

Nonperforming assets decreased $1.3 million from March 31, 2018 to $3.3 million, or 0.60%, of total loans plus other real estate at March 31, 2019. The decrease in nonperforming assets is the result of various commercial loans exiting through liquidation. At March 31, 2019, approximately $1.0 million of the non-performing loan total is guaranteed by either USDA or the SBA. Delinquent loan balances as of March 31, 2019 declined to 0.70% of total loans as compared to 1.05% at March 31, 2018.

Net loan recoveries recognized during first quarter 2019 were $95 thousand, or 0.07% annualized, compared to first quarter 2018 net loan losses of $295 thousand. The allowance for loan losses amounted to 1.15% of total loans at March 31, 2019 as compared to 1.06% at March 31, 2018.

Average deposit balances grew on a year over year comparison by $30 million, or 5%, partially on the strength of customer response to higher rates paid on insured deposits. For the first quarter 2019, the average cost of deposits amounted to 0.55%, as compared to 0.32% for the first quarter 2018. During the first quarter 2019, increases in average deposit balances over the prior year quarter included non-interest bearing demand accounts of $12 million and savings accounts of $9 million. The average balance of securities sold under repurchase agreement during the first quarter of 2019 decreased by $4 million, or 10%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $79.0 million on March 31, 2019 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 10.2% on March 31, 2019 and 9.5% on March 31, 2018. The Company declared a first quarter dividend of $0.26 per share, a $.02 per share increase over first quarter 2018, producing an annualized yield of 2.7% based on the March 31, 2019 closing price of $38.75.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $735 million as of March 31, 2019. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2019	2018	2018	2018	2018
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$7,049	$6,934	$6,847	$6,697	$6,436
Provision for loan losses	285	344	324	324	324
Other income	1,224	1,270	1,175	1,168	1,145
Other expenses	4,791	4,725	4,638	4,619	4,537
FTE adjustment (a)	38	24	46	45	47
Net income	2,540	2,492	2,432	2,324	2,164
Diluted earnings per share	0.93	0.91	0.88	0.85	0.79
PERFORMANCE RATIOS
Return on average assets (ROA)	1.41%	1.36%	1.34%	1.30%	1.25%
Return on average common equity (ROE)	13.20%	13.20%	13.07%	12.94%	12.33%
Net interest margin FTE (a)	4.16%	4.01%	4.00%	3.98%	3.95%
Efficiency ratio	57.72%	57.26%	57.45%	58.41%	59.52%
Number of full-time equivalent employees	174	170	174	174	171
MARKET DATA
Book value/common share	$28.80	$27.91	$26.94	$26.47	$25.90
Period-end common share mkt value	38.75	38.50	40.57	39.00	35.95
Market as a % of book	134.55%	137.94%	150.59%	147.34%	138.80%
Price-to-earnings ratio	10.85	11.22	12.80	13.13	13.07
Cash dividends/common share	$0.26	$0.26	$0.24	$0.24	$0.24
Common stock dividend payout ratio	27.96%	28.57%	27.27%	28.24%	30.38%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$106,262	$105,576	$111,253	$106,947	$98,584
ASSET QUALITY
Gross charge-offs	$70	$691	$43	$45	$303
Net (recoveries) charge-offs	(95)	641	38	39	295
Allowance for loan losses	6,287	5,907	6,204	5,918	5,633
Nonperforming assets (NPAs)	3,302	3,428	5,341	4,399	4,622
Net charge-off (recovery) /average loans ratio	(0.07)%	0.47%	0.03%	0.03%	0.23%
Allowance for loan losses/period-end loans	1.15	1.08	1.16	1.11	1.06
NPAs/loans and other real estate	0.60	0.62	1.00	0.82	0.87
Allowance for loan losses/nonperforming loans	197.23	177.45	116.16	134.52	122.40
CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.15%	9.86%	9.77%	9.41%	9.50%
Average equity to assets	10.69	10.29	10.25	10.06	10.16
Average equity to loans	14.18	13.83	13.72	13.47	13.50
Average loans to deposits	91.16	89.88	90.80	90.77	91.89
AVERAGE BALANCES
Assets	$730,181	$727,962	$720,372	$715,902	$700,394
Earning assets	687,515	686,807	679,281	674,699	660,772
Loans	550,483	541,482	538,182	534,852	527,315
Deposits	603,839	602,434	592,738	589,211	573,855
Shareholders’ equity	78,038	74,900	73,844	72,039	71,173
ENDING BALANCES
Assets	$734,845	$731,722	$710,815	$723,299	$699,967
Earning assets	688,792	682,345	668,468	681,200	662,779
Loans	548,220	548,974	535,424	535,427	530,395
Deposits	607,342	606,498	587,531	595,073	576,418
Shareholders' equity	78,967	76,536	73,877	72,578	71,019

NOTES:

(a) – Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2019	2018
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,110	$10,766
Interest-earning deposits in other banks	29,133	10,823

Total cash and cash equivalents	44,243	21,589
Securities
Available-for-sale, at fair-value	86,378	94,198
Held-to-maturity	20,218	22,488
Equity securities	89	94
Restricted stock, at cost	4,614	4,614

Total securities	111,299	121,394
Loans held for sale	140	167
Loans	548,220	530,395
Less allowance for loan losses	6,287	5,633

Net loans	541,933	524,762
Premises and equipment, net	10,800	9,226
Goodwill and core deposit intangible	4,879	4,970
Bank owned life insurance	16,638	13,299
Accrued interest receivable and other assets	4,913	4,560

TOTAL ASSETS	$734,845	$699,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$177,404	$166,512
Interest-bearing	429,938	409,906

Total deposits	607,342	576,418
Short-term borrowings	36,324	38,350
Other borrowings	8,373	11,222
Accrued interest payable and other liabilities	3,839	2,958

Total liabilities	655,878	628,948

Shareholders’ equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2019 and 2018	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	56,115	49,070
Treasury stock at cost – 238,360 shares in 2019
and 2018	(4,784)	(4,784)
Accumulated other comprehensive loss	(808)	(1,711)

Total shareholders' equity	78,967	71,019

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$734,845	$699,967

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2019	2018
Interest and dividend income:
Loans, including fees	$7,072	$6,140
Taxable securities	587	603
Nontaxable securities	134	161
Other	175	45

Total interest and dividend income	7,968	6,949

Interest expense:
Deposits	825	455
Other	132	105

Total interest expense	957	560

Net interest income	7,011	6,389
Provision for loan losses	285	324

Net interest income after provision for loan losses	6,726	6,065

Noninterest income
Service charges on deposits accounts	292	284
Trust services	224	219
Debit card interchange fees	347	313
Gain on sale of loans	79	77
Market value change in equity securities	6	4
Other	276	248

Total noninterest income	1,224	1,145

Noninterest expenses
Salaries and employee benefits	2,842	2,637
Occupancy expense	204	219
Equipment expense	137	156
Professional and director fees	339	311
Software expense	218	213
Marketing and public relations	117	120
Debit card expense	127	116
Other expenses	807	765

Total noninterest expenses	4,791	4,537

Income before income tax	3,159	2,673
Federal income tax provision	619	509

Net income	$2,540	$2,164

Net income per share:
Basic	$0.93	$0.79

Diluted	$0.93	$0.79